Exhibit 10.1

1/1/16 - 12/31/18 Award
Performance Units

TRIMAS CORPORATION
2006 LONG TERM EQUITY INCENTIVE PLAN
PERFORMANCE UNIT AGREEMENT

TriMas Corporation (the “Corporation”), as permitted by the TriMas Corporation 2006 Long Term Equity Incentive Plan, as amended (“Plan”), and as approved by the Administrator, has granted to the individual listed below (“Grantee”), the opportunity to earn Performance Units (“Performance Units”) in the amount designated in this Performance Unit Agreement (“Agreement”), subject to the terms and conditions of the Plan and this Agreement.
Unless otherwise defined in this Agreement or in Appendices A or B to this Agreement, the terms used in this Agreement have the same meaning as defined in the Plan. The term “Service Provider” as used in this Agreement means an individual actively providing services to the Corporation or a Subsidiary of the Corporation.
I.    NOTICE OF PERFORMANCE UNIT AWARD

Grantee:	[specify Grantee’s name]
Date of Agreement:	[grant date]
Grant Date:	March 1, 2016
Number of Performance Units in Award:	[number of Performance Units] (“Target”), subject to addition or subtraction as set forth on Appendix A depending on achievement of performance goal
Performance Period:	Beginning on January 1, 2016, and continuing through December 31, 2018
Settlement Date	March 1, 2019
Settlement Method:	Earned and vested Performance Units will be settled by delivery of one share of Common Stock for each Performance Unit being settled

II.    AGREEMENT
A.    Grant of Performance Units. The Corporation grants to Grantee (who, pursuant to this Award is a Participant in the Plan) the number of Performance Units set forth above, subject to adjustment as provided otherwise in this Agreement (this “Award”). The Performance Units granted under this Agreement are payable only in shares of Common Stock. Notwithstanding anything to the contrary anywhere else in this Agreement, the Performance Units in this Award are subject to the terms and provisions of the Plan, which are incorporated by reference into this Agreement.
1.    Vesting. Except as otherwise designated in this Agreement, Grantee must be a Service Provider on the Settlement Date (as such term is defined in Section II.A.7 below) to be eligible to vest in, and earn, any Performance Units, and any unvested Performance Units subject to this Award will be canceled and forfeited if Grantee terminates as a Service Provider prior to the Settlement Date. Any Performance Units that remain unearned after the “Determination Date” (as such term is defined in Appendix A) will be cancelled and forfeited.
2.    Performance Goals to Earn Performance Units. Grantee will only receive shares of Common Stock related to, and to the extent that such shares are earned pursuant to, the “Performance Goal” specified in Appendix A to this Agreement.
3.    Dividend Equivalent Rights. From and after the Grant Date and until the earlier of (a) the time when the Performance Units are earned and/or vest and are settled in accordance with Section II.A.7 hereof or (b) the time when Grantee’s rights to the Performance Units are forfeited in accordance with Section II.A.6 or II.A.7 hereof, on the date that the Corporation pays a cash dividend (if any) to holders of Common Stock generally, Grantee shall be credited with an additional number of whole Performance Units, determined (rounding down to the nearest whole number) by dividing (x) the product of (I) the full number of Performance Units covered by this Award, multiplied by (II) the amount of cash dividend paid on such date with respect to each share of Common Stock, by (y) the Fair Market Value per share of Common Stock on that date. Such additional Performance Units shall be subject to the same applicable terms and conditions (including earning, vesting, payment and forfeitability) as apply to the Performance Units based on which the dividend equivalents were credited.
4.    Rights of Grantee. This Award does not entitle Grantee to any ownership interest in any actual shares of Common Stock unless and until such shares of Common Stock are issued to Grantee pursuant to the terms of the Plan. Except as otherwise provided in Section II.A.3 hereof, until shares of Common Stock are issued to Grantee in settlement of earned and vested Performance Units under this Award, Grantee will have none of the rights of a stockholder of the Corporation with respect to the shares of Common Stock issuable in settlement of the Performance Units, including the right to vote the shares of Common Stock. Shares of Common Stock issuable in settlement of Performance Units will be delivered to Grantee on the Settlement Date in book entry form or in such other manner as the Administrator may determine.
5.    Adjustments. The Common Stock to which the Performance Units covered by this Award relate will be subject to adjustment as provided in Article X of the Plan.
6.    Termination of Service; Forfeiture.

(a)    Voluntary Termination; Termination by Corporation. Any unvested Performance Units subject to this Award will be forfeited if, prior to the Settlement Date, Grantee voluntarily terminates as a Service Provider (other than for Good Reason as provided below), or if Grantee’s status as a Service Provider is terminated by the Corporation or a Subsidiary for any reason (other than death, Disability, or Retirement, as such term is defined in Appendix B).
(b)    Qualifying Termination Prior to a Change of Control. Notwithstanding the foregoing, and except as set forth in subsection (f) of this Section II.A.6, if Grantee ceases to be a Service Provider during the performance period specified in the table above (the “Performance Period”) as a result of Grantee’s Qualifying Termination, Grantee shall receive a pro-rata portion of the number of Performance Units, if any, that are earned under Section II.A.2 due to the achievement of one or more performance measures specified in Appendix A, during the Performance Period. The pro-rata percentage of the number of Performance Units to be earned and settled under Section II.A.7 shall be equal to (x) the amount determined under Section II.A.2 above at the end of the Performance Period, multiplied by (y) a fraction (not greater than 1), the numerator of which is the number of full calendar months Grantee was employed or rendering services from the beginning of the Performance Period through the date of Grantee’s termination, and the denominator of which is 36.
(c)    Disability. Notwithstanding the foregoing, if Grantee ceases to be a Service Provider during the Performance Period as a result of Grantee’s Disability, Grantee’s Performance Units shall become fully vested at the end of the Performance Period based on the number of Performance Units that would have been actually earned due to the achievement of one or more performance measures specified in Appendix A, assuming Grantee had continued to be a Service Provider through the end of the Performance Period.
(d)    Death. Notwithstanding the foregoing, if Grantee ceases to be a Service Provider during the Performance Period as a result of Grantee’s death, Grantee’s Performance Units shall immediately become fully vested based on the Target number set forth in “Number of Performance Units in Award” in Section I.
(e)    Retirement. If Grantee ceases to be a Service Provider as a result of Grantee’s Retirement, the Administrator may, in its discretion, permit Grantee to receive a pro-rata portion of the number of Performance Units specified in Section I above, with the pro-rata percentage of the number of Performance Units to be vested to be determined in accordance with subsection (b) of this Section II.A.6.
(f)    Qualifying Termination Following a Change of Control. Notwithstanding anything set forth herein to the contrary, if Grantee ceases to be a Service Provider due to Grantee’s Qualifying Termination within two years after a “Change of Control” (as defined in Appendix B) and during the Performance Period, the number of Performance Units subject to the Award that shall become vested and non-forfeitable shall equal (x) the Target number set forth in “Number of Performance Units in Award” in Section I, less (y) the number of Performance Units that had already become vested as of the date of such termination, but in no event may negative discretion be exercised with respect to the number of Performance Units awarded. Any Performance Units that are not earned and do not vest in accordance with the foregoing sentence shall terminate and be forfeited.
Any Performance Units that are not earned and do not vest in accordance with this Section II.A.6 shall terminate and be forfeited as of the date of Grantee’s termination. Further, the Corporation retains the right to accelerate the vesting (but not the time of payment) of all or a portion of the Performance Units subject to this Award, in which event a similar pro-ration determination as provided in this Section II.A.6 will be applied.
7.    Determination of Performance Units Earned and Vested; Settlement.
(a)    Subject to Section II.A.7(b), upon the Administrator’s certification of achievement of the Performance Goal described in Appendix A, and Grantee’s satisfaction of the vesting requirements in Section II.A.1 and Section II.A.6 above, as applicable, this Award shall be settled by issuing to Grantee the number of shares of Common Stock determined pursuant to Appendix A, and Grantee’s name shall be entered as the shareholder of record on the books of the Corporation with respect to such shares. This settlement shall occur on March 1, 2019 (the “Settlement Date”).
(b)    The Performance Units that become vested as a result of Grantee’s death pursuant to Section II.A.6(d) will be settled by issuing to Grantee one share of Common Stock for each Performance Unit that is vested within 30 days of Grantee’s death, and Grantee’s name shall be entered as the shareholder of record on the books of the Corporation with respect to such shares. The Performance Units that become vested as a result of Grantee’s Qualifying Termination within two years after a Change of Control pursuant to Section II.A.6(f) will be settled by issuing to Grantee one share of Common Stock for each Performance Unit that is vested within 30 days of such Qualifying Termination, and Grantee’s name shall be entered as the shareholder of record on the books of the Corporation with respect to such shares.
(c)    Any unearned Performance Units at the end of the Performance Period, or if earlier, the time of settlement, will be canceled and forfeited. In all circumstances, the number of Performance Units earned or vested will be rounded down to the nearest whole Performance Unit, unless otherwise determined by the Administrator.
B.    Other Terms and Conditions.
1.    Non-Transferability of Award. Except as described below, this Award and the Performance Units subject to this Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. The terms of this Award are binding on the executors, administrators, heirs, successors and assigns of Grantee.
2.    Withholding. Grantee authorizes the Corporation to withhold from the shares of Common Stock to be delivered in respect of the Performance Units as payment the amount needed to satisfy any applicable minimum income and employment tax withholding obligations, or Grantee agrees to tender sufficient funds to satisfy any applicable income and employment tax withholding obligations in connection with the vesting of the Performance Units and the resulting delivery of shares of Common Stock under the Award.
3.    Dispute Resolution. Grantee and the Corporation agree that any disagreement, dispute, controversy, or claim arising out of or relating to this Agreement, its interpretation, validity, or the alleged breach of this Agreement, will be settled exclusively and, consistent with the procedures specified in this Section II.B.3., irrespective of its magnitude, the amount in controversy, or the nature of the relief sought, in accordance with the following:
(a)    Negotiation. Grantee and the Corporation will use their best efforts to settle the dispute, claim, question or disagreement. To this effect, they will consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.
(b)    Arbitration. If Grantee and the Corporation do not reach a solution within a period of 30 days from the date on which the dispute, claim, disagreement, or controversy arises, then, upon written notice by Grantee to the Corporation or the Corporation to Grantee, all disputes, claims, questions, controversies, or differences will be submitted to arbitration administered by the American Arbitration Association (the “AAA”) in accordance with the provisions of its Employment Arbitration Rules (the “Arbitration Rules”).
(1)    Arbitrator. The arbitration will be conducted by one arbitrator skilled in the arbitration of executive employment matters. The parties to the arbitration will jointly appoint the arbitrator within 30 days after initiation of the arbitration. If the parties fail to appoint an arbitrator as provided above, an arbitrator with substantial experience in executive employment matters will be appointed by the AAA as provided in the Arbitration Rules. The Corporation will pay all of the fees, if any, and expenses of the arbitrator and the arbitration, unless otherwise determined by the arbitrator. Each party to the arbitration will be responsible for his/its respective attorneys’ fees or other costs of representation.
(2)    Location. The arbitration will be conducted in Oakland County, Michigan.
(3)    Procedure. At any oral hearing of evidence in connection with the arbitration, each party or its legal counsel will have the right to examine its witnesses and cross-examine the witnesses of any opposing party. No evidence of any witness may be presented in any form unless the opposing party or parties has the opportunity to cross-examine the witness, except under extraordinary circumstances in which the arbitrator determines that the interests of justice require a different procedure.
(4)    Decision. Any decision or award of the arbitrator is final and binding on the parties to the arbitration proceeding. The parties agree that the arbitration award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitration award may be entered in any court having jurisdiction.
(5)    Power. Nothing contained in this Agreement may be deemed to give the arbitrator any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.
The provisions of this Section II.B.3 survive the termination or expiration of this Agreement, are binding on the Corporation’s and Grantee’s respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim described above, and may not be modified without the consent of the Corporation. To the extent arbitration is required, no person asserting a claim has the right to resort to any federal, state or local court or administrative agency concerning the claim unless expressly provided by federal statute, and the decision of the arbitrator is a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute, unless precluded by federal statute.
4.    Code Section 409A. Without limiting the generality of any other provision of this Agreement, Section 11.9 of the Plan pertaining to Code Section 409A is explicitly incorporated into this Agreement.
5.    No Continued Right as Service Provider. Nothing in the Plan or in this Agreement confers on Grantee any right to continue as a Service Provider, or interferes with or restricts in any way the rights of the Corporation or any Subsidiary of the Corporation, which are hereby expressly reserved, to discharge Grantee at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written employment agreement between Grantee and the Corporation or any Subsidiary of the Corporation.
6.    Effect on Other Benefits. In no event will the value, at any time, of the Performance Units or any other payment or right to payment under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of, or other Service Providers to, the Corporation or any Subsidiary of the Corporation unless otherwise specifically provided for in such plan.
7.    Unfunded and Unsecured General Creditor. Grantee, as a holder of the Performance Units and rights under this Agreement has no rights other than those of a general creditor of the Corporation. The Performance Units represent an unfunded and unsecured obligation of the Corporation, subject to the terms and conditions of this Agreement and the Plan.
8.    Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.
9.    Electronic Delivery. The Corporation may, in its sole discretion, deliver any documents related to the Performance Units and Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation.
10.    Nature of Grant. In accepting the Award, Grantee acknowledges that:
(a)    the Plan is established voluntarily by the Corporation, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Corporation at any time unless otherwise provided in the Plan or this Agreement;
(b)    the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted repeatedly in the past,
(c)    all decisions with respect to future grants, if any, will be at the sole discretion of the Corporation;
(d)    Grantee is voluntarily participating in the Plan;
(e)    the Performance Units and the Common Stock subject to the Performance Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Corporation or Grantee’s employer, and which is outside the scope of Grantee’s employment contract, if any;
(f)    the Performance Units and the Common Stock subject to the Performance Units are not intended to replace any pension rights or compensation;
(g)    the future value of the underlying Common Stock is unknown and cannot be predicted with certainty;
(h)    Awards and resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law;
(i)    in consideration of the grant of the Performance Units, no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Units resulting from termination of Grantee’s employment with the Corporation or Grantee’s employer (for any reason whatsoever and whether or not in breach of local labor laws) and Grantee irrevocably releases the Corporation and Grantee’s employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Grantee shall be deemed irrevocably to have waive any entitlement to pursue such claim; and

(j)    in the event Grantee ceases to be a Service Provider (whether or not in breach of local labor laws), Grantee’s right to vest in the Performance Units under the Plan, if any, will terminate effective as of the date that Grantee is no longer a Service Provider and will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar period pursuant to local law); the Administrator shall have the exclusive discretion to determine when Grantee is no longer a Service Provider for purposes of the Performance Units.
11.    Non-U.S. Addendum. Notwithstanding any provisions in this Agreement, the Performance Units shall also be subject to the special terms and conditions set forth in the Non-U.S. Addendum attached as Appendix C to this Agreement for Grantee’s country. Moreover, if Grantee relocates to one of the countries included in the Non-U.S. Addendum, the special terms and conditions for such country will apply to Grantee to the extent the Corporation determines that the application of such terms and conditions are necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Non-U.S. Addendum attached hereto as Appendix C constitutes part of this Agreement.
12.    Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of Michigan, notwithstanding conflict of law provisions.
13.    Clawback Policy. Any shares of Common Stock issued to Grantee in settlement of the Performance Units shall be subject to the Corporation’s recoupment policy, as in effect from time to time. Further, notwithstanding anything in this Agreement to the contrary, Grantee acknowledges and agrees that (a) this Agreement and the award described herein (and any settlement thereof) are subject to the terms and conditions of such policy, or any other form of Corporation clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Shares may be traded) (the “Compensation Recovery Policy”), (b) applicable provisions of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof, and (c) Grantee’s consent shall not be required to an amendment to this Agreement that is deemed necessary by the Corporation to ensure compliance with Section 10D of the Exchange Act.
(Signature Page Follows)

This Agreement may be executed in two or more counterparts, each of which is deemed an original and all of which constitute one document.
TRIMAS CORPORATION

Dated: March 1, 2016	By: /s/ Joshua A. Sherbin Name: Joshua A. Sherbin Title: Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

GRANTEE ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS PERFORMANCE UNIT AGREEMENT, NOR IN THE CORPORATION’S 2006 LONG TERM EQUITY INCENTIVE PLAN, AS AMENDED, WHICH IS INCORPORATED INTO THIS AGREEMENT BY REFERENCE, CONFERS ON GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION AS A SERVICE PROVIDER OF THE CORPORATION OR ANY PARENT OR SUBSIDIARY OF THE CORPORATION, NOR INTERFERES IN ANY WAY WITH GRANTEE’S RIGHT OR THE CORPORATION’S RIGHT TO TERMINATE GRANTEE’S SERVICE PROVIDER RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT PRIOR NOTICE.
BY CLICKING THE “ACCEPT” BUTTON BELOW, GRANTEE ACKNOWLEDGES RECEIPT OF A COPY OF THE PLAN AND REPRESENTS THAT GRANTEE IS FAMILIAR WITH THE TERMS AND PROVISIONS OF THE PLAN. GRANTEE ACCEPTS THIS PERFORMANCE UNIT AWARD SUBJECT TO ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE PLAN. GRANTEE HAS REVIEWED THE PLAN AND THIS AGREEMENT IN THEIR ENTIRETY. GRANTEE AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE ADMINISTRATOR UPON ANY QUESTIONS ARISING UNDER THE PLAN OR THIS AWARD.

APPENDIX A
TO
PERFORMANCE UNIT AGREEMENT

PERFORMANCE GOAL FOR PERFORMANCE UNIT AWARD

The actual number of Performance Units earned by Grantee will be determined by the Administrator by March 1, 2019 following the end of the Performance Period (“Determination Date”), using data as of, and including, December 31, 2018 under the rules described below. Any Performance Units not earned as of the Determination Date will be canceled and forfeited.

1.    The actual number of shares of Common Stock delivered to Grantee in settlement of the Performance Units earned under this Agreement will be determined based on actual performance results as described below, subject to Section II.A.1 of the Agreement.

2.    The Performance Units subject to this Award are earned based on the achievement of a specific performance measure over the Performance Period (i.e., January 1, 2016 through December 31, 2018) and determined on the Determination Date.

3.    The Performance Units subject to this Award that will actually be earned will be based on the achievement of Relative Total Shareholder Return.

4.    Definitions. For purposes hereof:

(A)
“Peer Group” means, of a benchmark group of 100 entities currently in the S&P SmallCap 600 Capped Industrials index (the names of which are attached hereto as Annex A), those entities that remain in the Peer Group as of the end of the Performance Period after application of the Peer Group Adjustment Protocol.

(B)
“Peer Group Adjustment Protocol” means: (i) if an entity listed in Annex A files for bankruptcy and/or liquidation, is operating under bankruptcy protection, or is delisted from its primary stock exchange because it fails to meet the exchange listing requirements, then such entity will remain in the Peer Group, but RTSR for the Performance Period will be calculated as if such entity achieved Total Shareholder Return placing it at the bottom (chronologically, if more than one such entity) of the Peer Group; and (ii) if, by the last day of the Performance Period, an entity listed in Annex A has been acquired and/or is no longer existing as a public company that is traded on its primary stock exchange (other than for the reasons as described in subsection (i) above), then such entity will not remain in the Peer Group and RTSR for the Performance Period will be calculated as if such entity had never been a member of the Peer Group; and (iii) except as otherwise described in subsection (i) and (ii) above, for purposes of this Performance Goal, for each of the entities listed in Annex A, such entity shall be deemed to include any successor to all or substantially all of the primary business of such entity at end of the Performance Period.

i

(C)
“Relative Total Shareholder Return” or “RTSR” means the percentile rank of the Corporation’s Total Shareholder Return among the Total Shareholder Returns of all members of the Peer Group, ranked in descending order, at the end of the Performance Period.

(D)
“Total Shareholder Return” means, with respect to the Common Stock and the common stock of each of the members of the Peer Group, a rate of return reflecting stock price appreciation, plus the reinvestment of dividends in additional shares of stock, from the beginning of the Performance Period through the end of the Performance Period. For purposes of calculating Total Shareholder Return for each of the Corporation and the members of the Peer Group, the beginning stock price will be based on the average closing stock price for the 20 trading days immediately preceding January 1, 2016 on the principal stock exchange on which the stock then traded and the ending stock price will be based on the average closing stock price for the 20 trading days immediately preceding January 1, 2019 on the principal stock exchange on which the stock then trades.

5.    Performance Matrix. From 0% to 200% of the Target Performance Units will be earned based on achievement of the RTSR Performance Goal during the Performance Period as follows:

Performance Level	Relative Total Shareholder Return	Target Performance Units Earned
Threshold	Ranked below or at 25th percentile	0%
Above Threshold	Ranked at 35th percentile	50%
Target	Ranked at 50th percentile	100%
Intermediate	Ranked at 65th percentile	150%
Maximum	Ranked at or above 80th percentile	200%

6.    Number of Performance Units Earned. Following the Performance Period, on the Determination Date, the Administrator shall determine whether and to what extent the RTSR Performance Goal has been satisfied for the Performance Period and shall determine the number of Performance Units that shall become nonforfeitable hereunder and under the Agreement on the basis of the following:

(A)
Threshold. If, upon the conclusion of the Performance Period, RTSR for the Performance Period equals or falls below the “Threshold” level, as set forth in the Performance Matrix, no Target Performance Units shall become nonforfeitable.

(B)
Between Threshold and Above Threshold. If, upon the conclusion of the Performance Period, RTSR for the Performance Period exceeds the “Threshold” level, but is less than the “Above Threshold” level, as set forth in the Performance Matrix, a percentage between 0% and 50% (determined on the basis of straight-line mathematical interpolation) of the Target Performance Units (rounded down to the nearest whole number of Performance Units) shall become nonforfeitable.

(C)
Above Threshold. If, upon the conclusion of the Performance Period, RTSR for the Performance Period equals the “Above Threshold” level, as set forth in the Performance Matrix, 50% of the Target Performance Units (rounded down to the nearest whole number of Performance Units) shall become nonforfeitable.

(D)
Between Above Threshold and Target. If, upon the conclusion of the Performance Period, RTSR for the Performance Period exceeds the “Above Threshold” level, but is less than the “Target” level, as set forth in the Performance Matrix, a percentage between 50% and 100% (determined on the basis of straight-line mathematical interpolation) of the Target Performance Units (rounded down to the nearest whole number of Performance Units) shall become nonforfeitable.

(E)
Target. If, upon the conclusion of the Performance Period, RTSR for the Performance Period equals the “Target” level, as set forth in the Performance Matrix, 100% of the Target Performance Units shall become nonforfeitable.

(F)
Between Target and Intermediate. If, upon the conclusion of the Performance Period, RTSR for the Performance Period exceeds the “Target” level, but is less than the “Intermediate” level, as set forth in the Performance Matrix, a percentage between 100% and 150% (determined on the basis of straight-line mathematical interpolation) of the Target Performance Units (rounded down to the nearest whole number of Performance Units) shall become nonforfeitable.

(G)
Intermediate. If, upon the conclusion of the Performance Period, RTSR for the Performance Period equals the “Intermediate” level, as set forth in the Performance Matrix, 150% of the Target Performance Units shall become nonforfeitable.

(H)
Between Intermediate and Maximum. If, upon the conclusion of the Performance Period, RTSR for the Performance Period exceeds the “Intermediate” level, but is less than the “Maximum” level, as set forth in the Performance Matrix, a percentage between 150% and 200% (determined on the basis of straight-line mathematical interpolation) of the Target Performance Units (rounded down to the nearest whole number of Performance Units) shall become nonforfeitable.

(I)
Equals or Exceeds Maximum. If, upon the conclusion of the Performance Period, RTSR for the Performance Period equals or exceeds the “Maximum” level, as set forth in the Performance Matrix, 200% of the Target Performance Units shall become nonforfeitable.

ANNEX A

Peer Group

S&P SmallCap 600 Industrials (End of December 2015)
Company Name	Ticker	Company Name	Ticker	Company Name	Ticker
AAON INC	AAON	ENPRO INDUSTRIES INC	NPO	ENGILITY HOLDINGS INC	EGL
AAR CORP	AIR	ESCO TECHNOLOGIES INC	ESE	MYR GROUP INC	MYRG
ABM INDUSTRIES INC	ABM	ESSENDANT INC	ESND	NATIONAL PRESTO INDS INC	NPK
ACTUANT CORP -CL A	ATU	EXPONENT INC	EXPO	NAVIGANT CONSULTING INC	NCI
AEGION CORP	AEGN	FEDERAL SIGNAL CORP	FSS	ON ASSIGNMENT INC	ASGN
AEROJET ROCKETDYNE HOLDINGS	AJRD	FORWARD AIR CORP	FWRD	ORION MARINE GROUP INC	ORN
AEROVIRONMENT INC	AVAV	FRANKLIN ELECTRIC CO INC	FELE	PGT INC	PGTI
ALBANY INTL CORP -CL A	AIN	G&K SERVICES INC -CL A	GK	POWELL INDUSTRIES INC	POWL
ALLEGIANT TRAVEL CO	ALGT	GENERAL CABLE CORP/DE	BGC	QUANEX BUILDING PRODUCTS	NX
AMERICAN SCIENCE ENGINEERING	ASEI	GIBRALTAR INDUSTRIES INC	ROCK	REPUBLIC AIRWAYS HLDGS INC	RJET
AMERICAN WOODMARK CORP	AMWD	GREENBRIER COMPANIES INC	GBX	RESOURCES CONNECTION INC	RECN
APOGEE ENTERPRISES INC	APOG	GRIFFON CORP	GFF	ROADRUNNER TRANS SVCS HLDGS	RRTS
APPLIED INDUSTRIAL TECH INC	AIT	HARSCO CORP	HSC	SAIA INC	SAIA
ARCBEST CORP	ARCB	HAWAIIAN HOLDINGS INC	HA	SIMPSON MANUFACTURING INC	SSD
ASTEC INDUSTRIES INC	ASTE	HEALTHCARE SERVICES GROUP	HCSG	SKYWEST INC	SKYW
ATLAS AIR WORLDWIDE HLDG INC	AAWW	HEARTLAND EXPRESS INC	HTLD	SPX CORP	SPXC
AZZ INC	AZZ	HEIDRICK & STRUGGLES INTL	HSII	SPX FLOW INC	FLOW
BARNES GROUP INC	B	HILLENBRAND INC	HI	STANDEX INTERNATIONAL CORP	SXI
BRADY CORP	BRC	HUB GROUP INC -CL A	HUBG	TASER INTERNATIONAL INC	TASR
BRIGGS & STRATTON	BGG	INSPERITY INC	NSP	TENNANT CO	TNC
BRINKS CO	BCO	INTERFACE INC	TILE	TETRA TECH INC	TTEK
CDI CORP	CDI	JOHN BEAN TECHNOLOGIES	JBT	TITAN INTERNATIONAL INC	TWI
CELADON GROUP INC	CGI	KAMAN CORP	KAMN	TRUEBLUE INC	TBI
CHART INDUSTRIES INC	GTLS	KELLY SERVICES INC -CL A	KELYA	UNIFIRST CORP	UNF
CIRCOR INTL INC	CIR	KNIGHT TRANSPORTATION INC	KNX	UNIVERSAL FOREST PRODS INC	UFPI
COMFORT SYSTEMS USA INC	FIX	KORN/FERRY INTERNATIONAL	KFY	US ECOLOGY INC	ECOL
CUBIC CORP	CUB	LINDSAY CORP	LNN	UTI WORLDWIDE INC	UTIW
CURTISS-WRIGHT CORP	CW	LYDALL INC	LDL	VERITIV CORP	VRTV
DXP ENTERPRISES INC	DXPE	MARTEN TRANSPORT LTD	MRTN	VIAD CORP	VVI
DYCOM INDUSTRIES INC	DY	MATSON INC	MATX	VICOR CORP	VICR
ECHO GLOBAL LOGISTICS INC	ECHO	MATTHEWS INTL CORP -CL A	MATW	WAGEWORKS INC	WAGE
EMCOR GROUP INC	EME	MOBILE MINI INC	MINI	WATTS WATER TECHNOLOGIES INC	WTS
ENCORE WIRE CORP	WIRE	MOOG INC -CL A	MOG.A
ENERSYS INC	ENS	MUELLER INDUSTRIES	MLI

APPENDIX B
TO
PERFORMANCE UNIT AGREEMENT

For purposes of this Agreement:

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

A “Change of Control” shall be deemed to have occurred upon the first of the following events to occur:

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 35% or more of the combined voting power of the Corporation’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below;

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended (the “Incumbent Board”); provided, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest (an “Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(iii) there is consummated a merger, consolidation, wind-up, reorganization or restructuring of the Corporation with or into any other entity, or a similar event or series of such events, other than (A) any such event or series of events which results in (1) the voting securities of the Corporation outstanding immediately prior to such event or series of events continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any subsidiary of the Corporation, at least 51% of the combined voting power of the securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (2) the individuals who comprise the

v

Board immediately prior thereto constituting immediately thereafter at least a majority of the board of directors of the Corporation, the entity surviving such merger or consolidation or, if the Corporation or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (B) any such event or series of events effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 35% or more of the combined voting power of the Corporation’s then outstanding securities; or

(iv) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets (it being conclusively presumed that any sale or disposition is a sale or disposition by the Corporation of all or substantially all of its assets if the consummation of the sale or disposition is contingent upon approval by the Corporation’s stockholders unless the Board expressly determines in writing that such approval is required solely by reason of any relationship between the Corporation and any other Person or an Affiliate of the Corporation and any other Person), other than a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity (A) at least 51% of the combined voting power of the voting securities of which are owned by stockholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale or disposition and (B) the majority of whose board of directors immediately following such sale or disposition consists of individuals who comprise the Board immediately prior thereto.

Notwithstanding the foregoing, (A) a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions and (B) if required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a “Change of Control” shall be deemed to have occurred only if a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A(a)(2)(A)(v) of the Code shall also be deemed to have occurred under Section 409A of the Code.

“Good Reason” means:

(i)	A material and permanent diminution in Grantee’s duties or responsibilities;

(ii)	A material reduction in the aggregate value of base salary and bonus opportunity provided to Grantee by the Corporation; or

(iii)	A permanent reassignment of Grantee to another primary office more than 50 miles from the current office location.
Grantee must notify the Corporation of Grantee’s intention to invoke termination for Good Reason within 90 days after Grantee has knowledge of such event and provide the Corporation 30 days’ opportunity for cure, or such event shall not constitute Good Reason. Grantee may not invoke termination for Good Reason if Cause exists at the time of such termination.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Corporation or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.

“Qualifying Termination” means a termination of Grantee’s services with the Corporation or a Subsidiary or an Affiliate of the Corporation for any reason other than:
(i)    death;
(ii)    Disability;
(iii)    Cause; or
(iv)     a termination of services by Grantee without Good Reason (as defined above).
“Retirement” means termination of service with the consent of the Administrator on or after age 55, or any other definition established by the Administrator, in its discretion, in writing after the grant of the Award, provided that the definition of Retirement with respect to the timing of payment (and not merely vesting) of any Award subject to Code Section 409A cannot be changed after the Award is granted.

APPENDIX C
TO
PERFORMANCE UNIT AGREEMENT

NON-U.S. ADDENDUM

Additional Terms and Conditions for Equity Grants Under the TriMas Corporation 2006 Long Term Equity Incentive Plan, as amended

March 2016
Terms and Conditions

This Addendum includes additional terms and conditions that govern the performance units (“Performance Units”) granted to you under the TriMas Corporation 2006 Long Term Equity Incentive Plan, as amended (referred to as the “Plan”) if you reside in one of the countries listed below. Certain capitalized terms used but not defined in this Addendum have the meanings set forth in the Plan and/or your award agreement (the “Agreement”) that relates to your award. By accepting your award, you agree to be bound by the terms and conditions contained in the paragraphs below in addition to the terms of the Plan, the Agreement, and the terms of any other document that may apply to you and your award.

Notifications

This Addendum also includes information regarding exchange controls and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of March 2016. Such laws are often complex and change frequently. As a result, it is strongly recommended that you not rely on the information in this Addendum as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you vest in your Performance Units or sell shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and TriMas Corporation (the “Corporation”) is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently working, transferred employment after the Performance Units were granted to you, or are considered a resident of another country for local law purposes, the information contained herein may not apply.

COUNTRY-SPECIFIC LANGUAGE
Below please find country specific language that applies to Grantees in the following countries: the United Kingdom.

UNITED KINGDOM

Terms and Conditions

Retirement. For purposes of the Agreement, “Retirement” shall mean the termination of Grantee’s services with the Corporation or a Subsidiary or an Affiliate in circumstances determined by the Administrator (in its reasonable discretion, provided that, for the avoidance of doubt, the Administrator shall not be obliged to exercise its discretion in favor of Grantee) to be retirement.

Non-Transferability of Award. Section II.B.1 of the Agreement is hereby amended in its entirety to read as follows:

“Except as described below, this Award and the Performance Units subject to this Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and the Award shall lapse and any unvested Performance Units subject to this Award shall be forfeited if a bankruptcy order is made in respect of Grantee. For the avoidance of doubt, the provisions contained in Section 11.13 of the Plan which allow each Participant to designate a beneficiary for the Performance Units awarded to him or her under the Plan shall not apply to this Award.”

Withholding. Section II.B.2 of the Agreement is hereby amended in its entirety to read as follows:

“Grantee hereby indemnifies the Corporation, Grantee’s employer or any other person in respect of:

(i)
any amount of income tax for which the Corporation, Grantee’s employer or any other person is obliged to account under the Pay-As-You-Earn system and any amounts of employee’s national insurance contributions arising from the vesting of the Award (or which would not otherwise have arisen but for the grant of the Award to Grantee); and

(ii)
any amount of income tax for which the Corporation, Grantee’s employer or any other person is obliged to account under the Pay-As-You-Earn system and any amounts of employee’s national insurance contributions arising in respect of, or in connection with the holding or disposal by Grantee of the shares of Common Stock acquired pursuant to the Award or the conversion of such shares of Common Stock into securities of another description whilst such shares of Common Stock are held by Grantee, and in pursuance of such indemnity, Grantee hereby agrees that he or she shall pay to the Corporation (or to such other entity as directed by it) such amount as shall be notified to Grantee by the Corporation as being due on any occasion under such indemnity, within seven days after being so notified. To the extent that Grantee fails to pay any amount so notified to him or her by the Corporation within seven days after such notification, Grantee hereby agrees that the Corporation may withhold, or procure the withholding, from any salary, wages, payment or payments due to Grantee from the Corporation or Grantee’s employer an amount which is equal to the amount notified to Grantee, sell or procure the sale of sufficient of the shares of Common Stock acquired by Grantee pursuant to the Award on behalf of Grantee to produce a sum which after any costs of sale is sufficient to discharge the amount so notified to Grantee and retain such sum or make such other arrangements, by which Grantee hereby agrees to be bound, so as to ensure that the amount notified to Grantee is discharged in full. The Corporation will not be obliged to deliver any shares of Common Stock to Grantee pursuant to the Award, if Grantee fails to comply with his or her obligations under the foregoing provisions of this Section II.B.2 and Grantee shall not be entitled to receive the delivery of such shares of Common Stock.”

Clawback Policy. Section II.B.13 of the Agreement shall not apply.

Data Privacy. A new Section II.B.14 is added to the Agreement to read as follows:

“The Corporation and Grantee’s employer (together the “Data Processors”) will process the Grantee’s personal data and each may transfer the Grantee’s personal data to their Subsidiaries, HM Revenue and Customs and third party service providers, for the purposes of managing and administering the Award and the operation of the Plan including but not limited to:
(a)administering and maintaining records relating to Grantee;

(b)	providing information to (i) trustees of any employee benefit trust or (ii) other third party administrators involved directly or indirectly in the operation of the Plan;

(c)	providing information relating to Grantee in connection with the operation of the Plan to HM Revenue and Customs;

(d)	providing information to potential purchasers of one or more of the Data Processors; and

(e)
allowing any personal data provided by Grantee to be sent to and kept and used by any third party engaged by the Corporation to administer the Plan, including but not limited to the maintenance by such a third party of a database of Participants in the Plan.

Such personal data includes (without limitation) Grantee’s name, home address and telephone number; date of birth; social insurance or national insurance number or other identification number; salary; nationality; job title; any Common Stock or

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directorships held in the any of the Data Processors; alleged, proven and convicted offences, felonies and/or wilful misconduct; wilful failure or refusal to follow directions from the board of the Corporation; breach of fiduciary duty to the Corporation or a Subsidiary; and details of all Awards or any other entitlement to Common Stock awarded, cancelled, exercised, vested, unvested or outstanding in Grantee’s favour.
Grantee’s personal data may be transferred to the Data Processors or to any third parties assisting in the implementation, administration and management of the Plan and/or the Award which are based outside of the UK. Grantee’s employer and the Corporation (as appropriate) will implement safeguards to ensure the appropriate levels of protection for all such personal data. Grantee may request a list with the names and addresses of any potential recipients of the data by contacting their local human resources representative.
Grantee’s personal data will be held only as long as is necessary for the purpose for which it was collected. Grantee may (without cost) by contacting in writing their local human resources representative (i) view or request additional information about the storage and processing of their personal data, and/or (ii) request that any personal data that the Data Processors hold about Grantee which is inaccurate or out of date is corrected where appropriate.”

Loss of Office or Employment. A new Section II.B.15 is added to the Agreement to read as follows:

“In no circumstances shall Grantee, on ceasing to hold the office or employment by virtue of which he has been granted this Award, be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Award or the Plan which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.”

Notifications

There are no country-specific notifications.